THE PURISIMA FUNDS
AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 26th day of January, 2006, to the Distribution Agreement, dated as of November 23, 2004 (the “Agreement”), is entered by and between THE PURISIMA FUNDS, a Delaware statutory trust (the “Trust”), FISHER ASSET MANAGEMENT, LLC, a California limited liability company (the “Advisor”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Trust, Advisor and the Distributor desire to amend said Agreement; and

WHEREAS, Section 10, paragraph B of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto due to an additional fund and the merger of two funds; and

Exhibit B, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit B attached hereto

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE PURISIMA FUNDS	QUASAR DISTRIBUTORS, LLC

By: ______________________________	By: ________________________________
Name:____________________________	Name:______________________________
Title: ____________________________	Title: _______________________________

FISHER ASSET MANAGEMENT, LLC
By: ______________________________
Name:____________________________
Title:______________________________

Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of The Purisima Funds

Name of Series                    Date Added
Purisima Total Return Fund           11/23/04
Purisima All-Purpose Fund            Effective 11/1/05